Exhibit 5.3

CONSENT OF YANN CAMUS

November 25, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Nouveau Monde Graphite Inc. (the “Company”)
Registration Statement on Form F-10 of the Company filed on November 25, 2025 (the “Form F-10”)

I, Yann Camus, hereby consent to (i) the written disclosure regarding:

•	Technical Report titled “NI 43-101 Technical Report: 2025 Feasibility Study for the Matawinie Graphite Mine, Saint-Michel-des-Saints, Québec, Canada” dated November 12, 2025;

•	the Mineral Resources for the Current Pit-Constrained Mineral Resource for the West Zone in the Company’s Management’s Discussion and Analysis for the year ended December 31, 2024, the Material Change Report dated April 3, 2025 and the Material Change Report dated November 19, 2025 and the Pit-constrained Mineral Resources Estimate for the West Zone in the Company’s Annual Information Form for the year ended December 31, 2024; and

•	the scientific and technical information within the Material Change Report dated April 3, 2025 and the Material Change Report dated November 19, 2025;

and (ii) references to the undersigned’s name (a) in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (b) under the caption “Interests of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Form F-10 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Yann Camus
Yann Camus